As filed with the Securities and Exchange Commission on September 21, 2017

Registration No. 333[-]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMERCE UNION BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

________________

Tennessee	37-1641316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027
(615) 384-3357
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________

DeVan D. Ard, Jr.
President and Chief Executive Officer
Commerce Union Bancshares, Inc.
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027
615-221-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

Copy to:
Elizabeth W. Sims

Adam G. Smith
Butler Snow LLP
150 3rd Avenue South
Suite 1600
Nashville, Tennessee 37201
(615) 651-6733

________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (3)
Common stock	1,137,000	$22.92	$26,060,040	$3,020.36

(1)

Represents shares of common stock, par value $1.00 per share, of the registrant being registered for resale by the selling shareholders named in this registration statement or any permitted transferee, assignee, or successor-in-interest thereof.

(2)

In the event of a stock split, reverse stock split, stock dividend, or similar transaction involving the registrant’s common stock, the number of shares registered shall be automatically adjusted to cover the additional shares of the registrant’s common stock issuable pursuant to Rule 416 under the Securities Act of 1933.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on September 19, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 21, 2017

Prospectus

1,137,000 Shares

Common Stock

This prospectus relates to the offer for sale of 1,137,000 shares of common stock, par value $1.00, of Commerce Union Bancshares, Inc., a bank holding company headquartered in Brentwood, Tennessee, by the selling shareholders identified below in this prospectus or in any supplement to this prospectus or any permitted transferee, assignee, or successor-in-interest of any selling shareholder. For a more detailed description of the selling shareholders, see “Selling Shareholders” below.

We are not selling any of the shares described in this prospectus, and, accordingly, we will not receive any proceeds from the sale of any of the shares by the selling shareholders hereunder. The selling shareholders will receive all of the net proceeds from the sale of the shares.

The shares may be offered from time to time by one or more of the selling shareholders for their own account as described under “Plan of Distribution” below. The selling shareholders may offer the shares for sale to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of commissions, discounts, or concessions. The selling shareholders may sell the shares at any time at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at prices otherwise negotiated. This prospectus describes the general manner in which the shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered or sold will be described in a supplement to this prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as a result, are subject to reduced public company disclosure standards. See “Implications of Being an Emerging Growth Company” below.

Shares of our common stock are listed for trading on the Nasdaq Capital Market under the trading symbol “CUBN.” On September 19, 2017, the last sale price of the shares as reported on the Nasdaq Capital Market was $22.95 per share.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page 11 of this prospectus. You should also review the “Risk Factors” discussed in our most recent annual report on Form 10-K for the year ended December 31, 2016, in our quarterly reports on Form 10-Q, and in the other documents we file from time to time with the Securities and Exchange Commission for a discussion of certain risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the shares of our common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is not an offer to sell any securities other than the shares of our common stock offered hereby. This prospectus is not an offer to sell securities in any jurisdictions or in any circumstances in which such an offer is unlawful.

The date of this prospectus is                  , 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration statement, certain of our shareholders may offer and sell, from time to time and in one or more offerings, either separately or together, shares of our common stock as described in this prospectus and in any applicable prospectus supplement.

Each time any of the selling shareholders sell any of the shares offered hereby, we may provide a prospectus supplement containing specific information about the terms of the offering of such shares. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to the shares at the time of such offering. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information in the documents incorporated by reference herein) and information in any prospectus supplement, you should rely on the information in the applicable prospectus supplement as it will control. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the information in the documents incorporated herein by reference as described under the heading “Incorporation of Certain Documents by Reference” before investing in the shares offered hereby.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any applicable prospectus supplement when deciding whether to invest in the shares offered hereby. We have not, and no selling shareholder has, authorized anyone to give oral or written information about this offering, our company, any selling shareholder, or the shares offered hereby that is different from the information included or incorporated by reference in this prospectus or any applicable supplement to this prospectus. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

References in this prospectus to “our company,” “we,” “us” and “our” are to Commerce Union Bancshares, Inc.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to other public companies. As an emerging growth company:

●

we are required to include only two years of audited financial statements in our annual report, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●

we are exempt from the requirement to provide an attestation from our auditors on management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	we are permitted to provide less extensive disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies; and
●	we are not required to hold nonbinding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years from the completion of our initial public offering in January 2015 unless we earlier cease to be an emerging growth company. We will cease to be an emerging growth company if we have more than $1.07 billion in annual gross revenues, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt in a three-year period. We have elected to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we file with the SEC and proxy statements that we use to solicit proxies from our shareholders.

i

In addition, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make our financial statements not comparable with those of another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used.

ii

ABOUT COMMERCE UNION BANCSHARES, INC.

Commerce Union Bancshares, Inc. is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, which has elected to become a “financial holding company” thereunder. We are based in Brentwood, Tennessee, and conduct our operations primarily through our bank subsidiary, Reliant Bank. Based on the deposit market share data published by the Federal Deposit Insurance Corporation, as of June 30, 2016, the latest available date, Reliant Bank is the 14th largest bank in the Nashville metropolitan statistical area. Reliant Bank primarily markets its services to small businesses and residents of its market area through its main office and eight branches in the Nashville, Tennessee area. Additionally, Reliant Bank operates a mortgage location in Hendersonville, Tennessee, and loan production offices in Murfreesboro and Chattanooga, Tennessee and Timonium, Maryland.

Our principal executive offices are located at 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027. Our telephone number is (615) 221-2020, and our website is www.reliantbank.com. References to our website and information contained in our website are not, and you must not consider that information to be, a part of this prospectus.

2015 Merger of Commerce Union and Legacy Reliant Bank

On April 1, 2015, legacy Reliant Bank, which we refer to as Legacy Reliant Bank, merged with and into Commerce Union Bank, with Commerce Union Bank surviving the merger and later changing its name to “Reliant Bank.” After this merger was completed, Commerce Union’s legacy shareholders owned approximately 44.5% of the common stock of the combined company and Legacy Reliant Bank’s shareholders owned approximately 55.5% of the common stock of the combined company on a fully diluted basis. We refer to this merger as the “2015 merger.”

The 2015 merger was accounted for as a reverse merger using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10 Business Combinations. As such, for accounting purposes, Legacy Reliant Bank was considered to be acquiring Commerce Union in this transaction. As a result, the financial statements of Commerce Union prior to the 2015 merger are the historical financial statements of Legacy Reliant Bank. The assets and liabilities of Commerce Union as of the effective date of the merger were recorded at their respective estimated fair values and added to those of Legacy Reliant Bank. Any excess of purchase price over the net estimated fair values of the acquired assets and assumed liabilities of Commerce Union were allocated to all identifiable intangibles assets. Any remaining excess was then allocated to goodwill.

In periods following the 2015 merger, the comparative historical financial statements of our company are those of Legacy Reliant Bank prior to the 2015 merger. These consolidated financial statements include the results attributable to the operations of Commerce Union beginning on April 1, 2015.

PRIVATE PLACEMENT ANd PENDING MERGER WITH Community First, Inc.

Private Placement

On August 22, 2017, we entered into securities purchase agreements with certain investors pursuant to which we issued and sold, on August 30, 2017, 1,137,000 shares of our common stock at a purchase price of $22.00 per share for aggregate net proceeds of approximately $23.2 million. We will use the net proceeds from the sale of the common stock under the securities purchase agreements for general corporate purposes and to support our continued growth, which may include capital contributions to Reliant Bank.

The offer and sale of the shares under the securities purchase agreements did not involve a public offering of the shares offered hereby and were exempt from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act and Regulation D of the SEC promulgated thereunder.

Pending Merger with Community First

On August 22, 2017, we entered into an agreement and plan of merger with Pioneer Merger Sub, Inc., a Tennessee corporation and our wholly owned subsidiary, Reliant Bank, Community First, Inc., or Community First, a Tennessee corporation, and Community First Bank & Trust, or Community First Bank, a Tennessee-chartered commercial bank and wholly owned subsidiary of Community First. Pursuant to the merger agreement (which is filed as an exhibit to our current report on Form 8-K filed with the SEC on August 23, 2017), Pioneer Merger Sub, Inc. will merge with and into Community First, with Community First to be the surviving corporation, and as soon as reasonably practical thereafter, Community First will merge with and into Commerce Union, with Commerce Union continuing as the surviving corporation. We refer to these transactions collectively as the “merger.” Subsequent to the merger, Community First Bank will be merged with and into Reliant Bank and Reliant Bank will be the surviving bank in this bank merger.

At the effective time of the merger, each outstanding share of common stock of Community First will be converted into the right to receive 0.481 shares of Commerce Union common stock. As of August 22, 2017, Community First had 5,025,884 shares of common stock outstanding, including 26,666 shares of restricted stock (all of which will fully vest as of the effective time of the merger to the extent not already vested). Accordingly, we will issue approximately 2,417,450 shares of our common stock to Community First shareholders as a result of the merger.

In connection with the merger, we will assume $23.0 million in aggregate principal amount of subordinated debentures issued by Community First to trust affiliates of Community First in connection with the issuance of trust preferred securities ($10.0 million of which are owned by a wholly owned subsidiary of Community First).

We anticipate that the merger will be consummated during or shortly after the first quarter of 2018 (although delays could occur in the consummation of the merger), subject to the effectiveness of a registration statement on Form S-4 registering the offer and sale of our shares of common stock to be issued in the merger, which registration statement will be filed with the SEC, the receipt of regulatory approvals, approval of the merger agreement by Community First’s shareholders, approval of our issuance of common stock in connection with the merger by our shareholders, and the satisfaction of other customary closing conditions. The merger has been approved by our board of directors and the board of directors of Community First.

At closing of the merger and subject to approval by our shareholders, we intend to change our name to “Reliant Bancorp, Inc.”

The foregoing summaries of the securities purchase agreements and the merger agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the form of securities purchase agreement and the merger agreement, copies of which are available as set forth in the section entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein, and any prospectus supplement hereto may contain statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are statements or projections with respect to matters such as our future results of operations, including our future revenues, operating income, net interest income, net income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, our future capital expenditures and dividends, our future financial condition and changes therein, including changes in our loan portfolio and allowance for loan losses, our future capital structure or changes therein, the plan and objectives of management for future operations, our future or proposed acquisitions, our expectations with respect to our proposed merger with Community First, the future or expected effect of acquisitions on our operations, results of operations, liquidity, cash flows and financial condition, our future economic performance, and the statements of the assumptions underlying any such statement.  The words “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” “potential,” and other similar words and expressions of the future are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Commerce Union to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. The forward-looking statements that we make are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, the following:

•	business and economic conditions nationally, regionally and in our target markets, particularly in Tennessee and the geographic areas in which we operate;
•	the concentration of our business within our geographic areas of operation in middle Tennessee;
•	credit and lending risks associated with our commercial real estate, commercial and industrial, and construction portfolios;
•	increased competition in the banking industry nationally, regionally or locally;
•	our ability to execute our business strategy to achieve profitable growth;
•	the expected revenue synergies and cost savings from our proposed merger with Community First may not be fully realized or may take longer than anticipated to be realized;
•	the risk of successful integration of the our business and Community First’s business;
•	a material adverse change in the financial condition of Commerce Union or Community First;
•	loan losses that exceed the level of allowance for loan losses of the combined company;
•	our ability to manage the company’s growth after the merger;
•	our ability to obtain governmental approvals of the merger on the proposed terms and schedule;
•	the failure of Community First’s or Commerce Union’s shareholders to approve the merger agreement and the merger or the share issuance, respectively;
•	our ability to continue to sustain our current internal growth or total growth;
•	changes in our asset quality and higher levels of non-performing loans and loan charge-offs;
•

deposit attrition, changes in operating costs, customer loss, and business disruption before and after the completion of our proposed merger with Community First, including difficulties in maintaining relationships with employees;

•

the effects of the proposed combination of Community First Bank’s operations with the operations of Reliant Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming, or costly than expected;

•

the concentration of the loan portfolio of Reliant Bank, before and after the completion of our proposed merger with Community First, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;

•

the ability of Reliant Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks;

•	inaccuracy of the assumptions and estimates that the managements of Commerce Union and Community First have made in establishing reserves for probable loan losses and other estimates;
•	the liquidity of, and changes in the amounts and sources of liquidity available to, our company, before and after the proposed merger with Community First;
•	regulatory requirements to maintain higher minimum capital levels;
•	our access to the debt and equity markets and our overall cost of funding our operations;
•	changes in market interest rates that affect the pricing of the loans and deposits of Reliant Bank, and the net interest income of Reliant Bank;
•	fluctuations in the market value and liquidity of the securities held for sale by Reliant Bank;
•	the institution and outcome of, and costs associated with, litigation and other legal proceedings against Commerce Union and Reliant Bank to which we are or may become subject;
•	the ability of Commerce Union and Community First to obtain the required regulatory approvals of the merger and the bank merger on the proposed terms and schedule;
•	the occurrence of market conditions adversely affecting the financial industry generally;

•

the impact of recent and future legislative and regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by regulators, and changes in federal governmental policies, including as a result of initiatives of the administration of President Donald Trump;

•

changes in accounting policies, practices, and auditing standards adopted by regulatory agencies, the Financial Accounting Standards Board, the SEC, and Public Company Accounting Oversight Board, as the case may be;

•	governmental monetary and fiscal policies;
•

the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, hurricanes, tornadoes, and flooding, that may affect general economic conditions;

•	an increase in the rate of personal or commercial customer bankruptcies;
•	technology-related changes may be harder to make or may be more expensive than expected;
•

attacks on the security of and breaches of Reliant Bank’s digital information systems, the costs we or Reliant Bank incurs to provide security against such attacks and any costs and liability Reliant Bank incurs in connection with any breach of those systems; and

•

the other factors that are described or referenced above under the caption “Risk Factors” and in Part II, Item 1A of our most recently filed annual report on Form 10-K under the caption “Risk Factors.”

We urge you to consider all of these risks, uncertainties, and other factors carefully in evaluating all of the forward-looking statements we make. As a result of these and other matters, including changes in facts, assumptions not being realized, or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement we make in any report, filing, press release, document, report, or announcement speaks only as of the date on which we make that statement. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

We may disclose the assumptions that underlie a forward-looking statement that we make. We have chosen the assumptions underlying our forward-looking statements in good faith and believe that such assumptions were reasonable at the time the forward-looking statement was made. However, we caution you that actual results often vary, at least to some degree, from the projected results or expectations discussed or implied by forward-looking statements as a result of assumptions not being realized, changes in facts and other circumstances, and the differences between projected results or expectations discussed in forward looking statements and actual results can be material.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In view of our pending merger with Community First, we have prepared the following unaudited pro forma condensed combined financial statements in order to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of Commerce Union and Community First after giving effect to the merger and the merger-related pro forma adjustments as described in the notes below (including the issuance of our shares of common stock in the private placement as described in the notes below). Under the acquisition method of accounting, consideration paid by Commerce Union will be allocated to the assets and liabilities of Community First at their respective fair values as of the effective date of the merger. Any excess of consideration paid over the fair values of Community First’s net assets will be recorded as goodwill. The unaudited pro forma condensed combined financial statements also present the effect of the issuance of 1,137,000 shares of Commerce Union common stock in the private placement and the receipt of approximately $23.2 million in net proceeds.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Commerce Union and Community First, adjusted for the estimated effects of the merger and the private placement. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the merger and private placement had occurred on that date. The unaudited pro forma condensed combined income statements for the year ended December 31, 2016 and the six months ended June 30, 2017 are presented as if the merger and private placement had occurred on January 1, 2016. The historical financial statements of Community First include certain reclassifications to conform to the historical presentation of Commerce Union.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not indicative of the actual results that would have been achieved had the merger or private placement been completed as of the dates indicated or that will be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The estimated fair values of the assets and liabilities of Community First are preliminary and are subject to revisions upon completion of detailed valuation procedures, some of which may be significant. The unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions, or other actions that may result from the merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included in our annual report on Form 10-K for the year ended December 31, 2016 and our quarterly report on Form 10-Q for the quarter ended June 30, 2017, each of which are incorporated by reference into this prospectus. Further, the unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements of Community First as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016, and the accompanying notes thereto, and the unaudited consolidated financial statements of Community First for the six months ended June 30, 2017 and 2016 and the accompanying notes thereto, in each case incorporated by reference into this prospectus.

Unaudited Proforma Consolidated Balance Sheet

June 30, 2017

(in thousands)

	Commerce Union Bancshares, Inc. Historical	Community First, Inc. Historical	Stock Issuance		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$26,551	$39,161	$23,213	a	$(4,500)	b	$84,425
Time deposits in other financial institutions	-	23,558	-		-		23,558
Securities available for sale	184,789	72,726	-		-		257,515
Loans, net of unearned income	719,834	308,195	-		(6,934)	c	1,021,095
Allowance for loan losses	(9,385)	(3,708)	-		3,708	d	(9,385)
Loans, net	710,449	304,487	-		(3,226)		1,011,710
Mortgage loans held for sale, net	12,031	84	-		-		12,115
Accrued interest receivable	4,298	974	-		-		5,272
Premises and equipment, net	9,721	10,630	-		-		20,351
Restricted equity securities, at cost	7,155	1,727	-		-		8,882
Other real estate, net	-	2,788	-		(1,072)	e	1,716
Cash surrender value of life insurance contracts	29,203	10,523	-		-		39,726
Deferred tax assets, net	2,498	10,178	-		(2,965)	f	9,711
Goodwill	11,404	-	-		28,954	g	40,358
Core deposit intangibles	1,404	733	-		3,390	h	5,527
Other assets	4,447	2,068	-		-		6,515

TOTAL ASSETS	$1,003,950	$479,637	$23,213		$20,581		$1,527,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	$840,014	$426,278	$-		$921	i	$1,267,213
Accrued interest payable	167	395	-		-		562
Borrowings	44,910	16,841	-		(4,469)	j	57,282
Dividends payable	941	-	-		-		941
Other liabilities	5,329	3,516	-		-		8,845

TOTAL LIABILITIES	891,361	447,030	-		(3,548)		1,334,843

STOCKHOLDERS’ EQUITY
Common stock	7,840	43,186	1,137	a	(40,769)	k	11,394
Additional paid-in capital	89,746	-	22,076	a	56,569	k	168,391
Retained earnings (deficit)	15,516	(8,678)	-		6,428	l	13,266
Accumulated other comprehensive loss	(513)	(1,901)	-		1,901	m	(513)

TOTAL STOCKHOLDERS’ EQUITY	112,589	32,607	23,213		24,129		192,538

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,003,950	$479,637	$23,213		$20,581		$1,527,381

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

Unaudited Proforma Consolidated Income Statement

For the Six Months ended June 30, 2017

(in thousands)

	Commerce Union Bancshares, Inc. Historical	Community First, Inc. Historical	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Interest and fees on loans	$16,324	$7,630	$314	c	$24,268
Interest on investment securities, taxable	335	874	-		1,209
Interest on investment securities, nontaxable	1,774	4	-		1,778
Federal funds sold and other	244	328	-		572

TOTAL INTEREST INCOME	18,677	8,836	314		27,827

INTEREST EXPENSE
Deposits	1,985	1,027	(307)	i	2,705
Borrowings	218	315	118	j	651

TOTAL INTEREST EXPENSE	2,203	1,342	(189)		3,356

NET INTEREST INCOME	16,474	7,494	503		24,471

PROVISION FOR LOAN LOSSES	655	55	-		710

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,819	7,439	503		23,761

NONINTEREST INCOME
Service charges on deposit accounts	627	872	-		1,499
Gains on mortgage loans sold, net	1,180	100	-		1,280
Other	563	242	-		805

TOTAL NONINTEREST INCOME	2,370	1,214	-		3,584

NONINTEREST EXPENSE
Salaries and employee benefits	8,754	3,532	-		12,286
Occupancy	1,632	695	-		2,327
Information technology	1,192	808	-		2,000
Other noninterest expense	2,559	1,725	135	h	4,419

TOTAL NONINTEREST EXPENSE	14,137	6,760	135		21,032

INCOME BEFORE PROVISION FOR INCOME TAXES	4,052	1,893	368		6,313

INCOME TAX EXPENSE	699	665	141	n	1,505

CONSOLIDATED NET INCOME	3,353	1,228	227		4,808

NONCONTROLLING INTEREST IN NET (INCOME) LOSS OF SUBSIDIARY	892	-	-		892

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$4,245	$1,228	$227		$5,700

Basic net income attributable to common shareholders, per share	$0.55	$0.25			$0.50
Diluted net income attributable to common shareholders, per share	$0.54	$0.25			$0.50

Weighted average common shares outstanding
Basic	7,758,408	4,995,755			11,298,366
Diluted	7,854,841	4,995,755			11,394,799

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

Unaudited Proforma Consolidated Statement of Income

For the Year Ended December 31, 2016

(in thousands, except for per share amounts)

	Commerce Union Bancshares, Inc. Historical	Community First, Inc. Historical	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Interest and fees on loans	$32,678	$14,968	$782	c	$48,428
Interest on investment securities, taxable	724	1,921	$-		2,645
Interest on investment securities, nontaxable	2,211	22	$-		2,233
Federal funds sold and other	402	461	$-		863

TOTAL INTEREST INCOME	36,015	17,372	$782		54,169

INTEREST EXPENSE
Deposits	2,649	1,981	$(614)	i	4,016
Borrowings	714	785	$235	j	1,734

TOTAL INTEREST EXPENSE	3,363	2,766	$(379)		5,750

NET INTEREST INCOME	32,652	14,606	$1,161		48,419

PROVISION FOR LOAN LOSSES	968	(632)	$-		336

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	31,684	15,238	$1,161		48,083

NONINTEREST INCOME
Service charges on deposit accounts	1,239	1,897	-		3,136
Gains on mortgage loans sold, net	6,317	195	-		6,512
Gain on acquisition of subordinated debentures	-	2,500	-		2,500
Other	1,244	768	-		2,012

TOTAL NONINTEREST INCOME	8,800	5,360	-		14,160

NONINTEREST EXPENSE
Salaries and employee benefits	18,256	7,450	-		25,706
Occupancy	3,174	1,373	-		4,547
Information technology	2,486	2,023	-		4,509
Other operating	6,458	3,413	275	h	10,146

TOTAL NONINTEREST EXPENSE	30,374	14,259	275		44,908

INCOME BEFORE PROVISION FOR INCOME TAXES	10,110	6,339	886		17,335

INCOME TAX EXPENSE	2,213	2,347	339	n	4,899

CONSOLIDATED NET INCOME	7,897	3,992	547		12,436

Noncontrolling interest in net (income) loss of subsidiary	1,039	-	-		1,039
Preferred stock dividends	-	4,168	-		4,168

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$8,936	$8,160	$547		$17,643

Basic net income attributable to common shareholders, per share	$1.18	$1.97			$1.65
Diluted net income attributable to common shareholders, per share	$1.16	$1.97			$1.63

Weighted average common shares outstanding
Basic	7,586,993	4,137,656			10,714,206
Diluted	7,691,493	4,137,656			10,818,706

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements and explanatory notes have been prepared to illustrate the effects of the merger involving Commerce Union and Community First under the acquisition method of accounting with Commerce Union treated as the acquirer and a private offering of Commerce Union common stock. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor do they necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of Community First, as of the effective date of the merger, will be recorded by Commerce Union at their respective fair values and the excess of the merger consideration over the fair value of Community First’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the first quarter of 2018, provides for Community First common shareholders to receive 0.481 shares of Commerce Union common stock for each share of Community First common stock they hold immediately prior to the merger. Based on the closing sale price of shares of Commerce Union common stock on the Nasdaq Capital Market on August 22, 2017 of $24.40, the last trading day before the public announcement of the signing of the merger agreement, the value of the merger consideration per share of Community First common stock was $11.74.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial statements are subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Community First’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of shares of Commerce Union common stock varies from the assumed $24.40 per share, which represents the closing share price of Commerce Union common stock on August 22, 2017; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Commerce Union and Community First are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

NOTE 2 – PRO FORMA ADJUSTMENTS

The following estimated adjustments were made to the pro forma financial statements:

a.

Confidentially marketed private offering of 1,137,000 shares of Commerce Union common stock, par value $1.00 per share, at a price of $22 per share, shown net of a 6% placement agent fee and $300,000 in other offering related expenses.

b.	Represents estimated future merger related expenses. The total is assumed to be shared equally by Commerce Union and Community First.

c.

To adjust Community First’s loan portfolio to estimated fair value which is composed of two components, the expected credit loss component, which amounts to an estimated $4,623, and the component that considers current interest rates and liquidity, which amounts to an estimated $2,311 and is accretable in income over five years using the sum of the digits method. The estimated fair value adjustment aggregates an estimated adjustment of 2.25% of the outstanding loan balance of Community First.

d.	Elimination of Community First’s allowance for loan losses. Estimated credit losses in the Community First loan portfolio are included in the loan valuation adjustment described in note c.

e.	To adjust Community First’s other real estate to estimated fair value.

f.

To recognize estimated deferred tax liabilities of $1,018 related to fair value adjustments and the core deposit intangible based on Commerce Union’s blended federal and state statutory tax rate of 38.29% and to reduce the existing Community First net deferred tax asset by $1,954 representing the estimated portion of state net operating loss carryforwards that will not be available to Commerce Union.

g.

To recognize goodwill equal to the excess of consideration paid by Commerce Union over the net fair value of Community First assets and liabilities acquired. Goodwill will not be amortized for accounting purposes but will be tested for impairment at least annually, which may result in impairment losses in future periods.

h.

To recognize a core deposit intangible asset related to deposit customer relationships acquired of $4,123, estimated based on 1.5% of Community First’s transaction accounts as of June 30, 2017, and remove the existing Community First core deposit intangible asset of $733. The amortization expense of the newly created core deposit intangible asset is based on the straight line method over a 10 year period.

i.

To adjust Community First’s time deposits to estimated fair value and accrete the adjustment as a reduction of interest expense based on the straight line method over the estimated remaining life of 1.5 years.

j.

To adjust Community First’s trust preferred securities to estimated fair value and amortize the adjustment to interest expense on borrowings based on the straight line method over the estimated remaining life of 19 years.

k.	To remove Community First common stock and record Commerce Union common stock issued as merger consideration at par value of $2,417 and additional paid in capital of $56,569.

l.	To remove the deficit of Community First and reduce retained earnings for Commerce Union’s share of estimated future merger expenses of $2,250.

m.	To remove the accumulated other comprehensive loss of Community First.

n.	To recognize income tax expense related to the effect of pro forma adjustments on pre-tax income using Commerce Union’s blended federal and state statutory income tax rate of 38.29%.

NOTE 3 – PRELIMINARY PURCHASE PRICE ALLOCATION

Measurement of the acquisition consideration is based on the market price of Commerce Union common stock as of August 22, 2017 multiplied by the number of common shares to be issued in the merger. The consideration is allocated to the estimated fair values of assets acquired and liabilities assumed, with any remaining excess recorded as goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available. The preliminary purchase price allocation is as follows:

Community First's outstanding shares August 22, 2017	5,025,884
Exchange ratio	0.481
Shares of common stock to be issued	2,417,450
Market price of common stock on August 22, 2017	$24.40
Estimated fair value of common stock issued	58,986
Estimated fair value of stock options issued	-
Total consideration	58,986

Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	60,469
Investment securities available for sale	72,726
Loans	301,261
Premises and equipment	10,630
Deferred tax asset, net	7,213
Cash surrender value of life insurance	10,523
Other real estate	1,716
Core deposit intangible	4,123
Other assets	4,853
Deposits	(427,199)
Borrowings	(12,372)
Other liabilities	(3,911)
Total fair value of net assets acquired	30,032
Preliminary Pro Forma Goodwill	$28,954

RISK FACTORS

An investment in our common stock involves certain risks. Before making an investment decision, you should carefully read and consider the risk factors set forth in our most recently filed annual report on Form 10-K filed with the SEC, under the heading “Risk Factors,” as well as any updated or additional disclosure about risk factors included in any of our quarterly reports on Form 10-Q, current reports on Form 8-K, or other filings that we have made with the SEC since the date of our most recently filed annual report on Form 10-K that are incorporated by reference into this prospectus. Additional risks and uncertainties of which we are not aware or that we believe are not material at the time could also materially and adversely affect our business, financial condition, results of operations, or liquidity. In any case, the value of the shares offered by means of this prospectus and any applicable prospectus supplement could decline and you could lose all or part of your investment in those shares. Moreover, an investment in our shares is subject to the following additional risks associated with the pending acquisition of Community First by Commerce Union.

The merger of Commerce Union and Community First may not be completed, which could have a material adverse effect on our business, future operations, and stock price.

Completion of the merger is subject to certain closing conditions, including the receipt of all required regulatory approvals, in each case without the imposition of a materially burdensome condition. If we are not successful in obtaining the required regulatory approvals, the merger will not be completed. Even if the regulatory approvals are received, the timing of the regulatory approvals and any conditions imposed by the regulatory approvals could result in certain closing conditions of the merger not being satisfied.

Consummation of the merger is also conditioned upon other customary closing conditions, including (1) the approval of the merger agreement by Community First’s shareholders and the approval by our shareholders of the issuance of stock by Commerce Union in connection with the merger, (2) the absence of any order, decree, injunction, or law enjoining or prohibiting the merger, (3) the effectiveness of a registration statement on Form S-4 for the shares of common stock to be issued by Commerce Union in connection with the merger, and (4) the authorization for listing on the Nasdaq Capital Market of the shares to be issued by Commerce Union in connection with the merger. Each party’s obligation to complete the merger is also subject to certain additional customary conditions. Additionally, Commerce Union’s obligation to complete the merger is subject to holders of not more than 7.5% of the outstanding shares of Community First’s common stock perfecting their rights to dissent from the merger. If a condition to either party’s obligation to consummate the merger is not satisfied, that party may be able to terminate the merger agreement and, in such case, the transaction would not be consummated.

If the merger is not completed, our ongoing business and financial results may be adversely affected and we will be subject to several risks, including the following:

●	the price of our common stock may decline to the extent that its current market prices reflect a market assumption that the merger will be completed;
●	having to pay significant costs relating to the merger without receiving any benefits arising from the merger;
●	negative reactions from customers, shareholders and market analysts; and
●	the diversion of the focus of our management to the merger instead of on pursuing other opportunities that could have been beneficial to our business.

If the merger is not completed, our business may be adversely affected by the failure to pursue other beneficial opportunities due to the focus of our management team on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated under certain circumstances, we may be required to pay a termination fee of $2.1 million to Community First.

Integrating Community First Bank into Reliant Bank’s operations may be more difficult, costly, or time-consuming than we expect.

Reliant Bank and Community First Bank have operated and, until the bank merger is completed, will continue to operate, independently. Accordingly, the process of integrating Community First Bank’s operations into Reliant Bank’s operations could result in the disruption of operations or the loss of Community First Bank customers and employees, and could make it more difficult to achieve the intended benefits of the merger. Inconsistencies between the standards, controls, procedures, and policies of Reliant Bank and those of Community First Bank could adversely affect Reliant Bank’s ability to maintain relationships with current customers and employees of Community First Bank if and when the bank merger is completed.

As with any merger of banking institutions, business disruptions may occur that may cause Reliant Bank to lose customers or may cause Community First Bank’s customers to withdraw their deposits from Community First Bank prior to the merger’s consummation and from Reliant Bank thereafter. The realization of the anticipated benefits of the merger may depend in large part on our ability to integrate Community First Bank’s operations into Reliant Bank’s operations, and to address differences in business models and cultures. If we are unable to integrate the operations of Community First and Community First Bank into our and Reliant Bank’s operations successfully and on a timely basis, some or all of the expected benefits of the acquisition may not be realized. Difficulties encountered with respect to such matters could result in an adverse effect on the financial condition, results of operations, capital, liquidity, or cash flows of Reliant Bank and our company.

We may fail to realize the cost savings anticipated from the merger.

Although we anticipate that we would realize certain cost savings as to the operations of Community First and Community First Bank and otherwise from the merger if and when the operations of Community First and Community First Bank are fully integrated into our and Reliant Bank’s operations, it is possible that we may not realize all of the cost savings that we have estimated we can realize from the merger. For example, we may be required to continue to operate or maintain functions that are currently expected to be combined or reduced as a result of the merger. Our realization of the estimated cost savings also will depend on our ability to combine the operations of our company and Reliant Bank with the operations of Community First and Community First Bank in a manner that permits those costs savings to be realized. If we are not able to integrate the operations of Community First and Community First Bank into our and Reliant Bank’s operations successfully and to reduce the combined costs of conducting the integrated operations of the two banks, the anticipated cost savings may not be fully realized, if at all, or may take longer to realize than expected. Our failure to realize those cost savings could materially adversely affect our financial condition, results of operations, capital, liquidity, or cash flows.

The issuance of the stock consideration to Community First’s shareholders and the issuance of the shares in the private placement may decrease the market price of our common stock.

We issued 1,137,000 shares of our common stock in connection with the private placement of our shares, and as consideration for the merger, we will issue approximately 2,417,450 additional shares of our common stock to Community First’s shareholders. These two transactions together will result in our shareholders’ existing share ownership being diluted by an aggregate of approximately 3,554,450 new shares, which represents 45.3% of our outstanding common stock immediately prior to the closing of the private placement. The dilution associated with the issuance of new shares of common stock in the private placement and/or the merger may result in fluctuations in the market price of our common stock, including a stock price decrease, and could materially impair our earnings per share and other per share financial metrics.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

We expect to incur significant costs associated with combining the operations of Community First with our operations. We recently began collecting information in order to formulate detailed integration plans to deliver anticipated cost savings. Additional unanticipated costs may be incurred in the integration of our business with the business of Community First. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is consummated, each of Commerce Union and Community First will incur substantial expenses, such as legal, accounting, and financial advisory fees, in pursuing the merger which will adversely impact its earnings.

Our actual financial position and result of operations may differ materially from the unaudited pro forma financial statements included in this prospectus.

The pro forma financial statements contained in this prospectus are presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial statements have been derived from the audited and unaudited historical financial statements of Commerce Union and Community First, and certain adjustments and assumptions have been made regarding the combined businesses after giving effect to the transactions. The assets and liabilities of Community First have been measured at fair value based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial statements and the final acquisition accounting will occur and could have a material impact on the pro forma financial statements and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the closing of the merger.

Community First and Commerce Union will be subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on the bank subsidiaries of both Community First and Commerce Union. Uncertainties surrounding the merger may impair the ability of one or more of Commerce Union, Reliant Bank, Community First, and/or Community First Bank to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with either of the banks to seek to change their existing business relationships with such bank.

Under the terms of the merger agreement, each of Community First and Commerce Union is subject to certain restrictions on its business prior to completing the merger, which may adversely affect each party’s ability to execute certain of its business strategies. In addition, the merger agreement restricts Community First and Community First Bank from taking other specified actions until the merger occurs without our consent, such as acquiring or disposing of assets, incurring indebtedness, or incurring capital expenditures. These restrictions may prevent Community First and Community First Bank from pursuing attractive business opportunities that may arise prior to the completion of the merger. Such limitations could negatively impact Community First’s or Commerce Union’s businesses and operations prior to the completion of the merger.

USE OF PROCEEDS

We are not selling any shares of our common stock or other securities in this offering, and we will not receive any proceeds from the sale of any of the shares by any selling shareholder. All proceeds from the sale of any of the shares by selling shareholders will be for the account of such selling shareholders.

SELLING SHAREHOLDERS

On August 22, 2017, we entered into securities purchase agreements with certain investors pursuant to which we issued and sold, on August 30, 2017, 1,137,000 shares of our common stock at a purchase price of $22.00 per share for aggregate net proceeds of approximately $23.2 million. The offer and sale of the shares under the securities purchase agreements did not involve a public offering of the shares offered hereby and were exempt from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act and Regulation D of the SEC promulgated thereunder.

Pursuant to the terms of the securities purchase agreements, we were required to file the registration statement of which this prospectus is a part with the SEC and are required to maintain its effectiveness for specified periods in order to register the offers and sales by the selling shareholders of the shares offered hereby. The securities purchase agreements to which we and the selling shareholders are parties contain certain indemnity provisions under which the selling shareholders have agreed to indemnify us and our controlling persons (other than a selling shareholder) against certain liabilities, including liabilities arising under the Securities Act relating to a shareholder’s untrue statement or omission of a material fact contained in this registration statement.

The following table sets forth information regarding the selling shareholders and the number of shares of common stock each selling shareholder is offering. The information included in the table as to the selling shareholders has been furnished to us by or on behalf of the selling shareholders for inclusion in this prospectus. The selling shareholders identified below may have sold, transferred, or otherwise disposed of some or all of their shares since the date as of which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act and of which we are not aware. The term “selling shareholder” includes donees, pledgees, transferees, assignees, distributees, or other successors-in-interest selling securities received from the named selling shareholders as a gift, pledge, stockholder distribution, or other non-sale related transfer after the date of this prospectus. Beneficial ownership of the shares has been and will be determined in accordance with the rules of the SEC. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Unless otherwise indicated, based on information furnished by such selling shareholders, the management of Commerce Union believes that each person has sole voting and dispositive power over the shares indicated as beneficially owned by such person.

	Shares of Common Stock Beneficially Owned Before Offering		Shares of Common Stock Offered in the Offering	Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percent(1)	Number	Number	Percent(1)(2)

Stieven Financial Investors, L.P. (3)	-	-	196,014	-	-
Stieven Financial Offshore Investors, Ltd. (3)	-	-	38,986	-	-
Banc Fund VIII L.P. (4)	42,162	0.47%	100,000	42,162	0.47%
Banc Fund IX L.P. (5)	47,353	0.52%	120,000	47,353	0.52%
Mendon Capital Master Fund Ltd (6)	-	-	311,420	-	-
Mendon Capital QP LP (7)	-	-	326,980	-	-
Iron Road Multi-Strategy Fund LP (7)	-	-	43,600	-	-

(1)

Percentages are calculated based on an aggregate of 9,021,848 shares of our common stock issued and outstanding as of September 19, 2017. Such issued and outstanding shares include the shares offered hereby.

(2)	Assumes all shares offered are sold.
(3)

Stieven Capital GP, LLC is the general partner of Stieven Financial Investors, L.P., and in such capacity has voting and investment control over the shares held by this selling shareholder. Stieven Capital Advisors, L.P. is the investment manager of Stieven Financial Investors, L.P and Stieven Financial Offshore Investors, Ltd., and in such capacity has voting and investment control over the shares held by both of these selling shareholders. Joseph A. Stieven, Stephen L. Covington, Daniel M. Ellefson and Mark J. Ross are members of the general partner and managing directors of the investment manager, and as a result, they may each be deemed to have voting and investment control over shares held by both of these selling shareholders.

(4)

Charles J. Moore may be deemed to have voting and investment power over these securities. Charles J. Moore, as its managing member, controls The Banc Funds Company, L.L.C., which is the general partner of MidBanc VIII L.P., which is the general partner of Banc Fund VIII L.P.

(5)

Charles J. Moore may be deemed to have voting and investment power over these securities. Charles J. Moore, as its managing member, controls The Banc Funds Company, L.L.C., which is the general partner of MidBan IX L.P., which is the general partner of Banc Fund IX L.P.

(6)

RMB Capital Management LLC is the sub-advisor of Mendon Capital Master Fund, Ltd. RMB Holdings is the ultimate parent company of RMB Capital Management LLC. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman, Walter Clark and along with Christopher Graff, a member and the Director of Asset Management for RMB Holdings, are the natural persons with voting and dispositive power over the shares listed in the table as held by Mendon Capital Master Fund, Ltd.

(7)

RMB Capital Management LLC is the investment manager of Mendon Capital QP LP and Iron Road Multi-Strategy Fund LP and is the sub-advisor of Mendon Capital Master Fund Ltd. RMB Capital Holdings LLC is the ultimate parent company of RMB Capital. The managers of RMB Holdings are Richard M. Burridge, Jr., Frederick Paulman and Walter Clark along with Christopher Graff, a member of RMB Holdings and the Managing Director of Asset Management for RMB Capital, are the natural persons with voting and dispositive power over the shares.

To our knowledge, none of the selling shareholders listed in the table above is a broker-dealer registered under Section 15 of the Exchange Act.

Information with respect to the beneficial ownership of all or any part of the shares appearing in this prospectus, any supplement to this prospectus, any post-effective amendment to the registration statement of which this prospectus is a part, or any report that we file with the SEC relating to any selling shareholder or to a particular offer of any of the shares will be based on our records, information filed with the SEC, or information furnished to us by one or more of the selling shareholders.

The selling shareholders will offer and sell the shares in reliance on our effective registration statement on Form S-3 of which this prospectus is a part. That registration statement contemplates as a part of the plan of distribution of the shares that selling shareholders may offer and sell shares of our common stock through underwriters in reliance on that registration statement from time to time. Those persons who purchase the shares in any offering made hereby and who are not affiliates of Commerce Union may freely trade the shares they purchase.

We have not agreed to register or otherwise qualify any of the shares for offer and sale in any country other than the United States or to seek to have the shares admitted to trading on any foreign securities exchange. Further, we have not agreed to become a party to an underwriting agreement relating to the offer and sale of the shares by the selling shareholders.

DESCRIPTION OF OUR COMMON STOCK

General

The following summary of the material terms of our common stock is not intended to be a complete summary of the rights and preferences of such securities and is subject to the applicable provisions of the Tennessee Business Corporation Act and is qualified by reference to our amended and restated charter and amended and restated bylaws. We urge you to read our amended and restated charter and our amended and restated bylaws in their entirety for a complete description of the rights and preferences of our common stock. To obtain copies of these documents, see the section of this prospectus titled “Where You Can Find More Information.”

Authorized and Outstanding Stock

Commerce Union is authorized by its charter to issue a maximum of 30,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of September 19 2017, there were 9,021,848 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. There were approximately 528 holders of record of the common stock as of September 19, 2017. The number of record holders does not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Voting Rights.

The holders of common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting.

Dividend Rights and Limitations on Payment of Dividends.

Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available for that purpose. We currently expect to continue to pay (when, as and if declared by our board of directors out of funds legally available for that purpose and subject to regulatory restrictions) regular quarterly cash dividends on our common stock; however, there can be no assurance that we will continue to pay dividends in the future. Future dividends on our common stock will depend upon our earnings and financial condition, liquidity, and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock, and other factors deemed relevant by our board of directors.

As a holding company, we are ultimately dependent upon our subsidiary, Reliant Bank, to provide funding for our operating expenses, debt service, and dividends. Various banking laws and regulations applicable to Reliant Bank limit the payment of dividends and other distributions by Reliant Bank to us, and these laws and regulations may limit our ability to pay dividends on our common stock. Additionally, assuming the proposed merger with Community First is consummated, we will assume Community First’s payment obligations with respect to certain subordinated debentures. If these payment obligations were not made or were suspended, we would be prohibited from paying dividends on our common stock. Additionally, bank regulatory authorities could impose administratively stricter limitations on the ability of Reliant Bank to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Board of Directors. The business of Commerce Union is controlled by a board of directors, which is elected by a plurality vote of the common shareholders. Commerce Union’s board of directors is divided into three classes, with each director elected for a three year term until the election of his or her successor, subject to such director’s earlier death, resignation, or removal from office. No shareholder has the right to cumulative voting with respect to the election of directors.

Liquidation Rights. In the event of Commerce Union’s liquidation, dissolution, or winding-up, holders of common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, all liabilities, and any liquidation preferences of any outstanding shares of preferred stock.

Conversion and Subscription Rights. The holders of common stock have no conversion, preemptive, or other subscription rights.

Liability to Further Calls or to Assessments. The shares are not subject to liability for further calls or to assessments by Commerce Union.

Transfer Agent. The transfer agent and registrar for Commerce Union common stock is American Stock Transfer & Trust Company, LLC.

NASDAQ Listing. Our common stock is listed on the Nasdaq Capital Market under the symbol “CUBN.”

Preferred Stock

No shares of Commerce Union preferred stock are outstanding. The board of directors of Commerce Union may, without further action by our shareholders, issue one or more series of preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

Certain Protective Provisions

General

Our charter and bylaws, as well as the Tennessee Business Corporation Act, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our charter and bylaws and which are provided by the Tennessee Business Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our amended and restated charter and our amended and restated bylaws and the statutory provisions contained in the Tennessee Business Corporation Act.

Staggered Board of Directors

Our charter and bylaws provide that the board of directors is divided into three classes of approximately equal size with staggered three-year terms. This classification of our board of directors could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company’s management.

Removal of Directors and Filling Vacancies

Our charter and bylaws provide that a director may be removed from office prior to the expiration of such director’s term only for cause at a meeting called for such purpose. This provision could reduce the likelihood that the shareholders are able to remove a member of our board of directors. Additionally, our bylaws provide that all vacancies on our board may be filled by the board of directors for the unexpired term, giving our board the ability to appoint directors to serve for a limited period of time without shareholder approval.

Advance Notice Requirements for Shareholder Proposals

Our bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder must submit certain information regarding the proposal, together with the proposal itself, to our corporate secretary in advance of the annual meeting. Shareholders submitting proposals for inclusion in our proxy statement must comply with the proxy rules under the Exchange Act. We may reject a shareholder proposal that is not made in accordance with such procedures. These provisions could reduce the likelihood that shareholders submit proposals for matters to be considered at annual or special meetings of our shareholders.

Certain Nomination Requirements

Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting: (i) certain identifying information about any person who the shareholder proposes to nominate for election as a director, including information relating to such person that is required to be disclosed under the Exchange Act in solicitations of proxies for elections of directors, and (ii) certain identifying information about the shareholder making the nomination. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.

Business Combinations with Interested Shareholders

The Tennessee business combinations statute provides that a 10% or greater shareholder of a Tennessee corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose charter contains a provision electing not to be covered by the law. Our charter does not contain such a provision. An amendment of our charter to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of material United States federal income tax consequences relevant to non-U.S. holders, as defined below, of the purchase, ownership and disposition of our common stock issued pursuant to this offering. We do not intend for this summary to be a description of any other tax consequences of purchasing, owning and disposing of our common stock. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and judicial and administrative authority. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This section does not consider state, local, estate or foreign tax consequences, nor does it address tax consequences to special classes of investors, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for United States federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, certain former citizens or long-term residents of the United States, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as “capital assets” (generally, property held for investment).

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. holder defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a holder of our common stock other than:

●	an individual citizen or resident of the United States (for tax purposes);
●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the United States federal income tax consequences applicable to you.

Distributions

To the extent that we make distributions with respect to our common stock, such distributions will be treated as dividends when paid to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. Holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. Holder’s shares of our common stock, as gain from the sale or exchange of such stock. Except as described below, if you are a non-U.S. holder of our shares, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us or another payor:

●

A valid IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8 (or successor form) upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

●

In the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS. If a non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

If dividends paid to a non-U.S. holder are “effectively connected” with the conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that such holder maintains in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that such holder has furnished to us or another payor a valid IRS Form W-8ECI or other applicable IRS Form W-8 (or successor form) upon which such holder represents, under penalties of perjury, that:

●	The holder is a non-U.S. person, and
●	The dividends are effectively connected with the holder’s conduct of a trade or business within the United States and are includible in the holder’s gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or other taxable disposition

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other taxable disposition of our common stock unless:

●	The gain is effectively connected with your conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to your U.S. permanent establishment;
●	If you are an individual and are present in the United States for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met; or
●

Our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” (USRPHC) for U.S. federal income tax purposes and, if our common stock is “regularly traded” on an established securities market, you held, directly or indirectly, at any time during the shorter of five-year period ending on the date of disposition or your holding period, more than 5% of our common stock.

We believe that we are not currently and will not become a USRPHC and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates generally in the same manner as if you were a U.S. resident. If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates generally in the same manner as if you were a U.S. person and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the disposition, which tax may be offset by U.S.-source capital losses for the year. You should consult any applicable income tax or other treaties that may provide for different rules.

U.S. federal estate tax

Shares of our common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Payments to foreign financial institutions

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” (as specifically defined under these rules) and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied or the holder otherwise establishes an exemption.

As a general matter, FATCA imposes a 30% withholding tax on dividends on and gross proceeds from the sale or other disposition of our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is not subject to FATCA. Different rules than those described above may apply to non-U.S. holders resident in jurisdictions that have entered into inter-governmental agreements with the United States.

The required withholding currently applies to dividends on our common stock and will apply beginning on January 1, 2019, with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective non-U.S. holders should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Information reporting and backup withholding

Under certain circumstances, U.S. Treasury regulations require information reporting and backup withholding on certain payments on common stock.

Payments of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal tax withheld with respect to those dividends, regardless of whether withholding is reduced or eliminated by an applicable tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

U.S. backup withholding is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Payments of dividends on or of proceeds from the disposition of our common stock will generally be exempt from backup withholding, provided the non-U.S. holder meets applicable certification requirements, including providing a correct and properly executed IRS Form W-8BEN, W-8BEN-E (or other applicable form) or otherwise establishing an exemption and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN THE APPLICABLE LAWS.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution for the shares being offered by this prospectus. The selling shareholders may choose not to sell any of those shares. Those shares may, from time to time, be offered for sale by the selling shareholders, or by their permitted pledgees, donees, transferees, assignees, distributees, or other successors-in-interest, either directly by such selling shareholders or other persons, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at prices otherwise negotiated. The methods by which the shares may be sold include:

●	underwritten transactions through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters;
●	privately negotiated transactions;
●	exchange distributions and/or secondary distributions;
●	sales in the over-the-counter market;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	sales of a specified number of shares at a stipulated price per share pursuant to agreements with broker-dealers;
●

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
●	offerings at other than a fixed price on or through the facilities of any stock exchange on which the shares are then listed for trading or to or through a market maker other than on a stock exchange;
●	in short sales;
●	through the writing of options on the shares (including the issuance by the selling shareholders of derivative securities), whether or not the options are listed on an options exchange;
●	through the distributions of the shares by any selling shareholder to its shareholders, members, partners, unit holders, or other security holders;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling shareholders may offer and sell some or all of the shares being offered by this prospectus by or through broker-dealers, who may act as their agents or may purchase such shares as principal for their own account and thereafter resell the shares from time to time:

●	in or through one or more transactions (which may involve crosses and block transactions) or distributions;
●	on the Nasdaq Capital Market;
●	in the over-the-counter market; or
●	in a private transaction.

Broker-dealers or underwriters may receive compensation for their involvement in the sale of shares in the form of underwriting discounts or commissions and may receive commissions from purchasers of the shares being offered hereby for whom they may act as agents. If any broker-dealer purchases any of such shares as principal, it may affect resales of such shares from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of such shares for whom they may act as agents. To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, such as the discounts and commissions the selling shareholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements.

Any underwriters, brokers, dealers, and agents who participate in any sale of the shares may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

In connection with sales of the shares under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders also may sell shares short and deliver them to close out the short positions or loan or pledge the shares to broker-dealers that in turn may sell them.

The selling shareholders or their respective underwriters, broker-dealers or agents may make sales of the shares offered hereby that are deemed to be an at-the-market offering as defined in Rule 415 of the SEC’s rules and regulations promulgated under the Securities Act, which includes sales of shares made directly on or through the stock exchange on which the shares are then listed for trading, in the over-the-counter market or otherwise.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of the shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling shareholders are, or are affiliates of, broker-dealers, they are, according to the SEC’s interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

We have agreed to pay the costs and expenses of the registration of the shares offered hereby. We will not pay any underwriting fees, discounts, and selling commissions or similar fees or arrangements allocable to the selling shareholders’ sale of shares, which will be paid by the selling shareholders.

We have agreed to indemnify, in certain circumstances, the selling shareholders against certain liabilities to which they may become subject in connection with the sale of the shares included in this prospectus, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such shares, including liabilities arising under the Securities Act. We and the selling shareholders may agree to indemnify underwriters, brokers, dealers, and agents who participate in the distribution of the shares included in this prospectus against certain liabilities to which they may become subject in connection with the sale of such shares, including liabilities arising under the Securities Act.

Any shares covered by this prospectus may be resold by a selling shareholder under Rule 144 or Rule 144A under the Securities Act rather than pursuant to this prospectus if the selling shareholder satisfies the conditions to reliance on Rule 144 or Rule 144A with respect to such resale. The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than pursuant to this prospectus. The shares may be sold in some states only through registered or licensed brokers or dealers.

The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

This prospectus and any required prospectus supplement relating to this prospectus may be made available in electronic form on the websites maintained by the underwriters of a particular offering of shares. The underwriters may agree to allocate a number of shares offered hereby for sale to their online brokerage account holders. Such allocations of shares for internet distributions will be made on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of the shares under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers, or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers, or dealers may over-allot shares in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers, or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions, or otherwise. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on or through the stock exchange on which the shares are then listed for trading, in the over-the-counter market, or otherwise.

LEGAL MATTERS

Unless otherwise stated in an applicable prospectus supplement, the validity of our securities offered pursuant to this prospectus and related prospectus supplements will be passed upon for us by Butler Snow LLP, and for any underwriters or agents by counsel named in any applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Commerce Union as of December 31, 2016 and 2015 have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of Maggart & Associates, P.C., registered independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The historical financial statements of Legacy Reliant Bank as of December 31, 2014 have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of KraftCPAs PLLC, registered independent public accounting firm, dated March 31, 2015 (except for Note 20 as to which the date is March 28, 2016), incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Community First as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, appearing in our current report on Form 8-K filed with the SEC on September 21, 2017, have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of HORNE LLP, registered independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public via the internet at the SEC’s website (www.sec.gov). You may also inspect and copy any document we file with the SEC at the SEC’s public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference facility.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act (File No. 333-            ) relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can obtain a copy of the registration statement from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our website, www.reliantbank.com. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

1736 Carothers Parkway, Suite 100

Brentwood, Tennessee 37027

(615) 221-2020

Attention: J. Dan Dellinger, Chief Financial Officer

The information contained on our website does not constitute a part of this prospectus, any accompanying prospectus supplement or other offering materials.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, modify, and supersede this information. We incorporate by reference the following documents we have filed with the SEC pursuant to the Exchange Act:

•	our annual report on Form 10-K for the year ended December 31, 2016, filed on March 14, 2017;
•

those portions of our definitive proxy statement on Schedule 14A filed on April 19, 2017, in connection with our annual meeting of shareholders that are incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2016;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2017, and June 30, 2017; and
•

our current reports on Form 8-K filed on June 6, 2017, June 29, 2017 (as amended on July 3, 2017), July 26, 2017, August 23, 2017, and September 21, 2017 (in each case, except to the extent any portion of any such current report on Form 8-K is furnished but not filed).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Estimated fees and expenses payable by our company in connection with the offer and sale by the selling shareholders of the shares of common stock registered hereby are as follows:

Securities and Exchange Commission Registration Fee	$3,020
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$13,500
Miscellaneous	2,500

Total	$34,020

*

Item 15. Indemnification of Directors and Officers

Tennessee General Corporation Law

The Tennessee Business Corporation Act, or the TBCA, provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

Our amended and restated charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders for breach of fiduciary duty as a director, except to the extent required by the Tennessee Business Corporation Act in effect from time to time.

Under our amended and restated bylaws, each person who was or is made a party to, or is threatened to be made a party to or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director or officer of the company or is or was serving at the request of the company as a director, officer, or employee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, provided that the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee within the scope of such indemnitee’s duties and authority, shall be indemnified and held harmless by the company to the fullest extent authorized by the TBCA, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law provided prior to such amendment), and applicable federal laws and regulations (including without limitation applicable Federal Deposit Insurance Corporation regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time), against all expense, liability, and loss (including without limitation attorneys’ fees, judgments, fines, excise taxes, penalties, and amounts paid into settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee’ s heirs, executors, and administrators.

Notwithstanding the foregoing, we shall indemnify an indemnitee with respect to a proceeding initiated or instituted by the indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

The right to indemnification conferred by Commerce Union is a contract right and shall include the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that any such advancement of expenses for expenses incurred by an indemnitee in his or her capacity as a director, officer, or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation service to any employee benefit plan) shall be made only upon delivery to Commerce Union of an undertaking by and on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such indemnitee is not entitled to be indemnified for such expenses.

Moreover, the foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors, administrators, successors or assigns may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Commerce Union pursuant to its bylaws, or otherwise, Commerce Union has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Commerce Union carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 16. Exhibits

The Exhibit Index filed herewith and appearing immediately after the signature page(s) to this registration statement is incorporated by reference herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs 1(i), 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act to any purchaser:

(i)     Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)     That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)     That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brentwood, State of Tennessee, on September 21, 2017.

COMMERCE UNION BANCSHARES, INC.

By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr., President and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints DeVan D. Ard, Jr. the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his name, place, and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact as agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ DeVan D. Ard, Jr.	Chairman, Chief Executive Officer, and President	September 21, 2017
DeVan D. Ard, Jr.	(Principal Executive Officer)

/s/ J. Daniel Dellinger	Chief Financial Officer	September 21, 2017
J. Daniel Dellinger	(Principal Financial Officer and Accounting Officer)

/s/ Homayoun Aminmadani	Director	September 21, 2017
Homayoun Aminmadani

/s/ Charles Trimble Beasley	Director	September 21, 2017
Charles Trimble Beasley

/s/ John Lewis Bourne	Director	September 21, 2017
John Lewis Bourne

/s/ William R. DeBerry	Director	September 21, 2017
William R. DeBerry

/s/ Sharon H. Edwards	Director	September 21, 2017
Sharon H. Edwards

/s/ Farzin Ferdowsi	Director	September 21, 2017
Farzin Ferdowsi

/s/ Darrell S. Freeman, Sr.	Director	September 21, 2017
Darrell S. Freeman, Sr.

/s/ James Gilbert Hodges	Director	September 21, 2017
James Gilbert Hodges

/s/ James R. Kelley	Director	September 21, 2017
James R. Kelley

/s/ Don Richard Sloan	Director	September 21, 2017
Don Richard Sloan

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

4.1	Amended and Restated Charter of Commerce Union Bancshares, Inc. (1)

4.2	Amended and Restated Bylaws of Commerce Union Bancshares, Inc. (2)

4.3	Common Stock Specimen Certificate (3)

4.4	Form of Securities Purchase Agreement (4)

5.1	Opinion of Butler Snow LLP

23.1	Consent of Maggart & Associates, P.C., registered independent public accounting firm of Commerce Union Bancshares, Inc.

23.2	Consent of KraftCPAs PLLC, registered independent public accounting firm of legacy Reliant Bank.

23.3	Consent of HORNE LLP, registered independent public accounting firm of Community First, Inc.

23.4	Consent of Butler Snow LLP (included in Exhibit 5.1 filed herewith)

23.5	Power of Attorney (see signature pages to this registration statement)

(1)	Registrant hereby incorporates by reference to Exhibit 3.1 to registrant’s Form S-4 filed on July 3, 2014.
(2)	Registrant hereby incorporates by reference to Exhibit 3.2 to registrant’s Form S-4 filed on July 3, 2014.
(3)	Registrant hereby incorporates by reference to Exhibit 4.1 to registrant’s Form S-4 filed on July 3, 2014.
(4)	Registrant hereby incorporates by reference to Exhibit 10.1 to registrant’s Form 8-K filed on August 23, 2017.
*	To be filed subsequently by an amendment to the registration statement or by a current report on Form 8-K and incorporated by reference therein.